UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 10, 2013

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
(Address of Principal Executive Offices)

86 10 6598 3111
Registrant's telephone number, including area code

____________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.03. Material Modification to Rights of Security Holders.

As previously disclosed, the board of directors (the “Board”) of China Biologic Products, Inc. (the “Company”) made a determination on May 29, 2013 that based on the terms of a binding stock purchase agreement (the “RAAS SPA” and the transaction contemplated thereby, the “Proposed RAAS Transaction”) dated as of May 21, 2013 among Shanghai RAAS Blood Products Co., Ltd. (“RAAS”), a public company listed on Shenzhen Stock Exchange and a direct competitor of the Company in China, Ms. Siu Ling Chan (“Ms. Chan”), one of the stockholders of the Company, and her spouse, Mr. Tung Lam, RAAS has become an Acquiring Person as defined under the Preferred Shares Rights Agreement dated as of November 20, 2012 between the Company and Securities Transfer Corporation as rights agent (the “Rights Agreement”).

On June 7, 2013, RAAS issued a public announcement in Chinese, stating that the shareholders of RAAS who attended its special shareholders meeting held on the same day have unanimously voted against the Proposed RAAS Transaction and RAAS has determined to terminate the Proposed RAAS Transaction. Later on the same day, Ms. Chan filed a Schedule 13D/A (the “Chan 13D/A”) and RAAS filed a Schedule 13G (the “RAAS 13/G”) with the U.S. Securities Exchange Commission (the “SEC”). Both the Chan 13D/A and the RAAS 13/G state that the RAAS SPA was mutually terminated by the parties thereto on June 7, 2013, effective retroactively as of May 21, 2013, the date on which the RAAS SPA was executed (the “RAAS SPA Termination”). In light of the RAAS SPA Termination, the Board made a determination on June 10, 2013 to waive the application of the Rights Agreement to the RAAS SPA. For more information on the Rights Agreement, please refer to the current report on Form 8-K filed by the Company with the SEC on November 21, 2012.

On June 10, 2013, the Company issued a news release announcing the above-referenced determination by the Board. A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

99.1	Press release dated June 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2013	CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ David (Xiaoying) Gao
David (Xiaoying) Gao
Chief Executive Officer